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FOR IMMEDIATE RELEASE	OTCBB-UPBS

Upstream Biosciences Inc. Announces

Appointment of

Tim Fernback as CFO

April 12, 2006 - Upstream Biosciences Inc. (OTCBB:UPBS) ("Upstream" or "the Company"), an emerging leader in the field of genetic diagnostics for cancer and the prediction of drug response, is pleased to announce the appointment of Tim Fernback as CFO of the Company.

Tim Fernback has over a decade of experience financing both private and public companies in Canada. Mr. Fernback was the head of the technology consulting practice for Discovery Capital Corporation, a prominent British Columbia venture capital firm specializing in financing and consulting to technology based start-up ventures, and later ran the Investment Banking/ Corporate Finance Departments for the oldest and most respected Western Canadian based brokerage firm, Wolverton Securities Ltd.

In 2004, Mr. Fernback left Wolverton Securities and was the founder of a boutique technology consulting practice. Since 2002, Mr. Fernback has been an active director of the Okanagan Capital Fund, an Okanagan-based technology venture fund.   Mr. Fernback is a graduate of McMaster University, where he studied molecular biology and biochemistry, and also a graduate of the University of British Columbia, where he completed his MBA with a concentration in Finance.

At Upstream Biosciences Inc., Mr. Fernback is responsible for directing, identifying and evaluating strategic financing and partnering opportunities for the Company. Mr. Fernback contributes to the establishment of the overall business support by working closely with the senior management team.

"Tim’s experience and contacts are a valuable asset to Upstream and we are very pleased that he is part of our group. As the Company moves forward with its business plan, Tim will ensure we are meeting with the right people and exploring every opportunity available to us," said Upstream CEO Joel Bellenson.

On March 22, 2006, Upstream filed a provisional patent application with the United States Patent and Trademark Office entitled “Prostate Cancer Susceptibility Gene”. The filing of the application represents a milestone for Upstream under the terms of a 5% convertible debenture in the principal amount of $1,000,000 that was issued by the Company to Novar Capital Corp. On April 3, 2006, pursuant to the terms of the convertible debenture, Novar Capital transferred the remaining $500,000 to Upstream upon the filing of the provisional patent application. The Company intends to use such funds for general corporate purposes.

Upstream is developing diagnostic tests that may aid in the early detection of cancer by identifying individuals with disease susceptibility. Upstream is also developing diagnostic tests that may determine whether a drug will be useful or harmful to an individual patient based on their genetic profile. According to the Journal of the American Medical Association, each year 100,000 people die in the United States due to adverse reactions to prescription drugs.

For more information, please contact Samantha Haynes at 1-800-539-0289 or info@upstreambio.com.

About Upstream Biosciences Inc.

Upstream Biosciences Inc. is an emerging leader in the field of genetic diagnostics for cancer and the prediction of drug response founded in 2004. Upstream discovers, develops, and licenses

NEWS RELEASE

FOR IMMEDIATE RELEASE	OTCBB-UPBS

genetic based diagnostics for cancer susceptibility and drug response. Upstream's proprietary data mining pipeline enables it to locate and analyze genetic variations in the regions of DNA 'upstream' of the gene, the 'gene switches,' which control the quantities and timing of expression of the genes and proteins important to disease and drug response.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) the Company may become an emerging leader in the field of diagnostics for cancer and the prediction of drug response; (ii) the Company may move forward with its business plan; (iii) diagnostic tests currently being developed by the Company may aid in the early detection of cancer and further, that such tests may identify individuals with disease susceptibility; (iv) diagnostic tests currently being developed by the Company may determine whether a drug will be useful or harmful to an individual patient based on their genetic profile; (v) the Company may discover, develop and license its genetic based diagnostics for cancer susceptibility and drug response; and (vi) the Company’s data mining pipeline may enable the Company to locate and analyze genetic variations in the regions of DNA which control the quantities and timing of expression of the genes and proteins important to disease and drug response.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the risk that the Company does not execute its business plan; (ii) the inability of the Company to keep pace with technological advancements in the field of genetic diagnostics; (iii) the Company's inability to adequately protect its intellectual property or the Company's inadvertent infringement of third party intellectual property; (iv) the Company not being able to retain key employees; (v) competitors providing better or cheaper products and technologies; (vi) markets for the Company's products not developing as expected; (vii) the Company's inability to finance its operations or growth; (viii) inability to obtain all necessary government and regulatory approvals; and (ix) the inability to effectively market and commercialize the Company's technologies, including the establishment of viable relationships with third parties. These forward-looking statements are made as of the date of this news release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.